July 30, 2019

Paul B. Middleton
Chief Financial Officer
Plug Power Inc.
968 Albany Shaker Road
Latham, NY 12110

       Re: Plug Power Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed March 12, 2018
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed March 13, 2019
           File No. 001-34392

Dear Mr. Middleton:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Electronics
and Machinery